Exhibit 10.35

PROMISSORY NOTE

$100,000.00	Los Angeles, California	December 1, 2015

FOR VALUE RECEIVED, Amino Nutritionals, LLC, a California Limited Liability Company (“Maker”), promises to pay YTR Capital, LLC (hereinafter, "Holder"), or order, in lawful money of the United States, the principal sum of One Hundred Thousand and 00/100 Dollars ($100,000.00), plus all accrued and unpaid interest on said sum at the rate hereinafter provided, such principal and accrued interest payable in the manner set forth below.

Interest will be charged at the rate of seven percent (7%) per annum on the outstanding principal amount of this Note, beginning December 1, 2015. Interest shall be calculated on the basis of a 360-day year, and on the actual number of days elapsed. Payments should be applied first to interest then due, and the balance, if any, shall be applied to the reduction of the principal. The principal and all accrued and unpaid interest must be paid in full on the sooner of the date of demand by the Holder or by December 1, 2016 (the “Maturity Date”). All payments due hereunder shall be made to Holder at such place as may be designated by Holder.

Commencing on January 1, 2016, Borrower will make monthly payments of interest; said interest payments to continue on the first day of each month thereafter until the sooner of demand by Holder for payment in full or until the Maturity Date when all of the unpaid principal and accrued interest, if any, and any other charges described below that Borrower may owe under this Note or any other agreement(s) securing this Note, if any, shall be due and payable in full.

Upon failure to make any payment when due or to perform any obligation, covenant, or agreement in this Note, then Maker shall be in default hereunder and all principal and accrued interest shall, at Holder's option and upon notice to Maker, be immediately due and payable in full.

Each of the rights, remedies or options provided herein whether available at law or in equity which may be exercised by Holder, may be exercised separately or concurrently with any one or more other options, rights or remedies. Failure to exercise any option, right or remedy shall not constitute a waiver of the right of Holder to exercise such option, right or remedy in the event of or with respect to any prior, subsequent or concurrent transaction whether the occurrence is of the same or a different kind or character. If Maker consists of more than one person or entity, the obligations thereof under this Note shall be joint and several.

Maker agrees to pay reasonable attorneys' fees and all other out-of-pocket expenses of Holder, including recording, filing, or other costs or fees which may be incurred in connection with the collection of this Note or any installment hereof, or the exercise of any right, remedy or option under or in connection with this Note, whether or not suit is filed hereon. This Note shall be construed in accordance with the laws of the State of California. Maker hereby consents to and by the execution and delivery of this Note hereby does submit to the jurisdiction of any Court of the State of California, for purposes of enforcing any right or remedy hereunder, or any right or remedy otherwise granted to lenders pursuant to the laws of said jurisdiction.

Maker waives diligence, presentment, demand, protest, notice of protest, dishonor, and non-payment of this Note; expressly agrees that this Note, or the due date of any one or more payments hereunder, may be extended with the Holder's written approval from time to time; all without in any way effecting the liability of Maker.

EXECUTED on the day and year first hereinabove set forth.

Amino Nutritoinals, LLC	YTR Capital, LLC

By:	By: